                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                        New Jersey Resources Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                        NEW JERSEY RESOURCES CORPORATION
                               1415 WYCKOFF ROAD
                             WALL, NEW JERSEY 07719
                            ------------------------

                              PROXY STATEMENT AND

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 28, 1998
                            ------------------------

     The Annual Meeting (the "Meeting") of Stockholders of New Jersey Resources Corporation (the "Company") will be held at 10:30 a.m., Wednesday, January 28, 1998, at the Wyndham Garden Hotel, International Trade Center, 1000 International Drive, Mt. Olive, New Jersey 07828, for the following purposes:

          1. To elect four directors to the Board of Directors.

          2. To approve the action of the Board of Directors in retaining Deloitte & Touche LLP as auditors for the fiscal year ending September 30, 1998.

          3. To transact any other business that may properly be brought before the Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on December 8, 1997, as the record date for the determination of the stockholders entitled to notice of and to vote at the Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Meeting.

     A copy of the Company's Annual Report for 1997 has either been mailed to all stockholders or is being mailed concurrently with this proxy material.

     A cordial invitation is extended to you to attend the Meeting. If you do not expect to attend the Meeting, please sign, date and return the enclosed proxy promptly to the Secretary in the enclosed envelope.

                                          OLETA J. HARDEN
                                          Secretary

Wall, New Jersey
December 30, 1997

                                PROXY STATEMENT
                            ------------------------

                        NEW JERSEY RESOURCES CORPORATION

                               1415 WYCKOFF ROAD
                             WALL, NEW JERSEY 07719
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 28, 1998

     This proxy statement sets forth certain information with respect to the accompanying proxy to be used at the Annual Meeting (the "Meeting") of Stockholders of New Jersey Resources Corporation (the "Company"), or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors of the Company (the "Board") solicits this proxy and urges you to sign, date, and return it immediately to the Secretary of the Company. The prompt cooperation of the stockholders is necessary in order to ensure a quorum and to avoid unnecessary expense and delay.

     The proxies hereby solicited vest in the proxy holders voting rights with respect to the election of directors (unless the stockholder marks the proxy so as to withhold that authority) and on all other matters voted upon at the Meeting. The shares represented by each duly executed proxy will be voted and, where a choice is specified by the stockholder on the proxy, the proxy will be voted in accordance with the specification so made. As provided by New Jersey law, abstentions, broker non-votes and withheld votes will not be included in the total number of votes cast, and therefore will have no effect on the vote.

     The proxy is revocable on written instructions or by a later dated proxy, signed in the same manner as the proxy, and received by the Secretary of the Company at any time at or before the balloting on the matter with respect to which such proxy is to be exercised. If you attend the Meeting you may, if you wish, revoke your proxy by voting in person. This proxy statement and the accompanying proxy materials are being mailed to stockholders on or about December 30, 1997.

                            PLACE OF ANNUAL MEETING

     The Board has designated the Wyndham Garden Hotel, International Trade Center, 1000 International Drive, Mt. Olive, New Jersey 07828, as the place of the Meeting. The Meeting will be called to order at 10:30 a.m., local time, on Wednesday, January 28, 1998.

                VOTING OF SECURITIES AND STOCKHOLDER INFORMATION

     Only holders of record of the Company's outstanding Common Stock at the close of business on December 8, 1997, are entitled to notice of and to vote at the Meeting. At the close of business on December 8, 1997, there were 17,862,730 outstanding shares of Common Stock. Each share is entitled to one vote. No person to the knowledge of the Company held beneficially 5% or more of the Company's Common Stock as of December 8, 1997.

     The following table sets forth, as of December 8, 1997, the beneficial ownership of equity securities of the Company of each of the directors and each of the executive officers of the Company listed in the Summary

Compensation Table below, and of all directors and executive officers of the Company as a group. The shares owned by all such persons as a group constitute approximately 1% of the total shares outstanding.

                                                  TITLE OF           AMOUNT AND NATURE OF
                       NAME                       SECURITY        BENEFICIAL OWNERSHIP(1)(2)
    ------------------------------------------  ------------     -----------------------------
    Bruce G. Coe..............................  Common Stock       6,100 shares  --   Direct
                                                                   3,000 shares  --   Indirect
    Leonard S. Coleman........................  Common Stock       2,200 shares  --   Direct
    Laurence M. Downes........................  Common Stock      36,516 shares  --   Direct
                                                                   1,048 shares  --   Indirect
    Joe B. Foster.............................  Common Stock       3,229 shares  --   Direct
                                                                   2,000 shares  --   Indirect
    Hazel S. Gluck............................  Common Stock       3,205 shares  --   Direct
    Oleta J. Harden...........................  Common Stock      16,789 shares  --   Direct
                                                                      80 shares  --   Indirect
    Timothy C. Hearne.........................  Common Stock      14,210 shares  --   Direct
                                                                     297 shares  --   Indirect
    Lester D. Johnson.........................  Common Stock       4,200 shares  --   Direct
    Dorothy K. Light..........................  Common Stock       6,750 shares  --   Direct
                                                                      36 shares  --   Indirect
    Glenn C. Lockwood.........................  Common Stock      14,254 shares  --   Direct
    Joseph P. Shields.........................  Common Stock       7,887 shares  --   Direct
                                                                       9 shares  --   Indirect
    Charles G. Stalon.........................  Common Stock       6,519 shares  --   Direct
    John J. Unkles, Jr........................  Common Stock       8,233 shares  --   Direct
    Gary W. Wolf..............................  Common Stock       1,202 shares  --   Direct
    George R. Zoffinger.......................  Common Stock       7,200 shares  --   Direct
    All Directors and Executive Officers as a
      Group...................................  Common Stock     181,518 shares  --   Direct
                                                                   6,489 shares  --   Indirect

---------------
(1) The number of shares owned and the nature of each ownership, not being within the knowledge of the Company, have been furnished by each individual.

(2) Includes shares subject to currently exercisable options or any options exercisable within the next 60 days as follows: Mr. Coe -- -0- shares; Mr. Coleman -- 2,000 shares; Mr. Downes -- 30,074 shares; Mr. Foster -- 3,000 shares; Ms. Gluck -- 3,000 shares; Mrs. Harden -- 11,163 shares; Mr. Hearne -- 10,000 shares; Mr. Johnson -- 3,000 shares; Mrs. Light -- 2,000 shares; Mr. Lockwood -- 10,219 shares; Mr. Shields -- 5,350 shares; Dr. Stalon -- 3,000 shares; Mr. Unkles -- 3,000 shares; Mr. Wolf -- 1,000 shares; Mr. Zoffinger -- 1,000 shares; and all directors and executive officers as a group -- 116,586 shares.

                             ELECTION OF DIRECTORS

                            [ITEM (1) ON PROXY CARD]

                                     ITEM 1

     The Board of Directors currently consists of twelve members divided into three classes with overlapping three-year terms. Mr. Haas is retiring from the Board of Directors, effective as of the date of the Meeting, and is not being replaced at this time; therefore, subsequent to the Meeting, the Board of Directors will consist of eleven (11) members.

     Four individuals have been nominated for election as directors at the Meeting, one to serve for a one-year term expiring in 1999, one to serve for a two-year term expiring in 2000 and two to serve for three-year terms expiring in 2001, each until their respective successors are elected and have qualified. Each of the nominees is now serving as a director of the Company. Unless otherwise indicated on a proxy, the proxy holders intend to vote the shares it represents for all of the nominees for election as directors.

     The affirmative vote of a plurality of the shares of the Company's Common Stock, present or represented by proxy and voted at the Meeting, is required for the election of directors.

     The votes applicable to the shares represented by proxies in the accompanying form will be cast in favor of the nominees listed below. While it is not anticipated that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute any other person.

                                       NOMINEE FOR ELECTION AS
                                 DIRECTOR WITH TERM EXPIRING IN 1999

    NAME AND PERIOD
  SERVED AS DIRECTOR       BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
-----------------------   --------------------------------------------------------------------
     Stalon photo         Independent Consultant on energy regulation since 1993; Senior
   Charles G. Stalon      Economist at Argonne National Laboratory since 1991; Professor of
  Director since 1994     Economics and Director, Institute of Public Utilities, Michigan
        Age 68            State University from 1991 to 1993; Commissioner, Federal Energy
                          Regulatory Commission from 1984 until 1989 and the Illinois Commerce
                          Commission from 1981 until 1984 and Member, Advisory Committee, Gas
                          Research Institute.

                                       NOMINEE FOR ELECTION AS
                                 DIRECTOR WITH TERM EXPIRING IN 2000

    NAME AND PERIOD
  SERVED AS DIRECTOR       BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
-----------------------   --------------------------------------------------------------------

     Unkles photo         Retired. Formerly Managing Director, Tucker Anthony, Inc.,
  John J. Unkles, Jr.     Morristown, NJ (investment bankers) for more than five years and
  Director since 1982     Treasurer, Jonathan's Landing Golf Club, Inc.
        Age 67

                                      NOMINEES FOR ELECTION AS
                                DIRECTORS WITH TERMS EXPIRING IN 2001

    NAME AND PERIOD
  SERVED AS DIRECTOR        BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
-----------------------     -----------------------------------------------------------------
     Downes photo           Chairman of the Board of Directors of the Company since September
  Laurence M. Downes        1996 and President and Chief Executive Officer of the Company
  Director since 1995       since July 1995; employed by the Company since 1985, including
        Age 40              Senior Vice President and Chief Financial Officer from 1990 to
                            1995; Member, PNC Bank Regional Advisory Board; Director,
                            American Gas Association and New Jersey Utilities Association;
                            Trustee, Georgian Court College, Public Affairs Research
                            Institute of New Jersey, Inc. and Prosperity New Jersey Inc.

     Foster photo           Chairman and Chief Executive Officer of Newfield Exploration
     Joe B. Foster          Company since January 1989; prior thereto, Executive Vice
  Director since 1994       President, Tenneco, Inc. and Chairman of Tenneco Oil Company and
        Age 63              Tenneco Gas Pipeline Group for more than five years; Director,
                            Baker Hughes, Inc., an oil and gas services company; Chairman of the National Petroleum Council and Member, Independent Petroleum
                            Association of America.

                                DIRECTORS WITH TERMS EXPIRING IN 1999

    NAME AND PERIOD
  SERVED AS DIRECTOR        BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
-----------------------     -----------------------------------------------------------------
     Coleman photo          President, National League of Professional Major League Baseball
  Leonard S. Coleman        Clubs since March 1994; Executive Director, Market Development,
  Director since 1995       Major League Baseball from December 1991 to March 1994; Vice
        Age 48              President, Investment Banking, Kidder Peabody from 1988 to 1991;
                            Director, Beneficial Corp., a financial services holding company,
                            Omnicom Group, Inc., an advertising holding company, Owens
                            Corning Corp., a glass and plastics manufacturing company, Avis,
                            Inc., a car rental and leasing company and HFS, Inc., a hotel franchiser.

    Johnston photo          Retired. Formerly Director from 1992 through 1995, Vice Chairman
   Lester D. Johnson        and Chief Financial Officer from January 1995 to December 1995,
  Director since 1996       Executive Vice President and Chief Financial Officer from March
        Age 65              1992 to December 1994, and Senior Vice President and Chief
                            Financial Officer from 1986 to 1992 of Consolidated Natural Gas
                            Company.

      Light photo           Chairman & CEO, Alden Enterprises, LLC since January 1996;
   Dorothy K. Light         Corporate Vice President and Secretary from June 1990 to July
  Director since 1990       1995, The Prudential Insurance Company of America; Chairperson,
        Age 60              the Prudential Foundation from December 1992 to July 1995 and
                            Conference Director, Utility Women's Conference.

                                DIRECTORS WITH TERMS EXPIRING IN 2000

    NAME AND PERIOD
  SERVED AS DIRECTOR        BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
-----------------------     -----------------------------------------------------------------

       Coe photo            Formerly Chairman of the Board of Directors of the Company from
     Bruce G. Coe           April 1995 to September 1996; President, New Jersey Business &
  Director since 1984       Industry Association from 1982 to April 1996; Director, First
        Age 67              Option Health Plan, a health care company and Director Emeritus,
                            New Jersey Manufacturers Insurance Company.

      Gluck photo           President, The GluckShaw Group (formerly Policy Management &
    Hazel S. Gluck          Communications, Inc.) since April 1994, Founder and President,
  Director since 1995       Public Policy Advisors, Inc. from July 1989 to March 1994, both
        Age 63              consulting and public relations firms; former Commissioner, Port
                            Authority of New York and New Jersey, NJ Department of
                            Transportation, New Jersey Transit and NJ Department of
                            Insurance.

      Wolf photo            Senior Partner, Cahill Gordon & Reindel, a law firm, for more
     Gary W. Wolf           than five years and Director, Southwestern Public Service
  Director since 1996       Company, an electric utility company, from January 1986 to
        Age 59              October 1997.

    NAME AND PERIOD
  SERVED AS DIRECTOR        BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
-----------------------     -----------------------------------------------------------------
     Zoffinger photo        President & CEO, Value Property Trust, since 1995, a publicly
  George R. Zoffinger       owned real estate investment trust; President and CEO,
  Director since 1996       Constellation Bancorp from 1991 through 1994; Former Chairman and
        Age 49              Director, CoreStates New Jersey National Bank from 1994-1997;
                            Director, The Multicare Companies, Inc., a health care company,
                            New Jersey Alliance for Action, and New Jersey World Trade
                            Council; Trustee, St. Peter's Medical Center, Woodbridge Economic
                            Development Corporation and the Public Affairs Research Institute
                            of New Jersey, Inc.

     The Company and/or its subsidiaries maintain a banking relationship with CoreStates New Jersey National Bank of which Mr. Zoffinger was a director. The Company and/or its subsidiaries also maintain a banking relationship with PNC Bank of which Mr. Downes is a member of the Regional Advisory Board. The Company believes that all transactions with these banks were conducted at terms and rates no more favorable than those available to other similarly situated commercial customers.

                             CERTAIN OTHER MATTERS

     On December 19, 1997, the Company submitted an Offer of Settlement (the "December 19 Offer) to the Securities and Exchange Commission ("SEC") in connection with the previously reported investigation by the SEC into certain transactions engaged in by subsidiaries of the Company in 1992. In the Offer, the Company agreed, without admitting or denying the SEC's findings, to consent to the entry of an administrative order finding that the Company had not fully complied with Sections 10(b), 13(a) and 13(b) of the Securities Exchange Act of 1934 (the "Order"). The Order agreed to by the Company does not impose any monetary penalty or require any restatement of the Company's financial statements. The Company previously had submitted a similar Offer of Settlement on October 10, 1997 (the "October 10 Offer") that was accepted by the SEC. Following negotiations between the SEC and other parties, the Company and the SEC agreed to modify the proposed order that was the basis for the October 10 Offer. As of this date, the December 19 Offer has not been formally accepted by the SEC and the Order has not been filed. In addition, NJR's former Chairman and CEO, Oliver G. Richard, III, and three current officers, Laurence M. Downes, Glenn C. Lockwood and Jay B. Corn, submitted Offers of Settlement to the SEC, without admitting or denying the SEC's findings, in which they consent to the entry of orders finding that they had caused the Company to not fully comply with Section 13(a) of the Securities Exchange Act of 1934. These orders do not impose any fines or penalties on these individuals. These offers also have not been formally accepted by the SEC.

                 INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     During fiscal 1997, there were nine meetings of the Board of Directors. Each director attended more than 75% of the combined meetings of the Board of Directors and the Committees on which he or she served during the year.

     The Audit Committee, consisting of Leonard S. Coleman, Hazel S. Gluck, Warren R. Haas, Dorothy K. Light, Charles G. Stalon and Gary W. Wolf (Committee Chair), met four times during fiscal 1997 for the purpose of overseeing management's responsibilities for accounting, internal controls, and financial reporting. While not attempting to verify the results of any specific audit, the Committee did satisfy itself, and ultimately the Board, that these functions are being carried out responsibly. The Committee acts to assure itself of the independence of the independent accountants by reviewing each non-audit service rendered or to be rendered by the accountants. After meeting with the independent accountants to review the scope of their examination, fees, and the planned scope of future examinations, the Committee makes a recommendation to the Board for the appointment of an independent accounting firm for the following fiscal year.

     The members of the Corporate Governance Committee (previously the Nominating Committee) are Bruce G. Coe, Leonard S. Coleman, Hazel S. Gluck, Dorothy K. Light (Committee Chair) and John J. Unkles, Jr. The purpose of the Committee is to recommend to the Board the nominees for election as directors, and to consider performance of incumbent directors to determine whether to nominate them for re-election. This Committee met four times in fiscal 1997. The Corporate Governance Committee will consider qualified nominations for directors recommended by stockholders. Recommendations should be sent to New Jersey Resources Corporation, Office of the Secretary, 1415 Wyckoff Road, P.O. Box 1464, Wall, New Jersey 07719. Any nomination for director should be received by the Secretary on or before August 30, 1998.

     The Executive Committee consists of Bruce G. Coe (Committee Chair), Laurence M. Downes, Lester D. Johnson, Dorothy K. Light, Gary W. Wolf and George
R. Zoffinger. During the interval between meetings of the Board of Directors, the Executive Committee is authorized under the Company's By-Laws to exercise all the powers of the Board of Directors in the management of the Company, unless specifically directed otherwise by the Board or otherwise proscribed by law. This Committee met once in fiscal 1997.

     The Financial Policy Committee, consisting of Joe B. Foster, Lester D. Johnson (Committee Chair), Charles G. Stalon, John J. Unkles, Jr., Gary W. Wolf and George R. Zoffinger, met three times during fiscal 1997 to review and make recommendations to the Board concerning financing proposals, dividend guidelines, and other corporate financial and pension matters.

     The Management Development and Compensation Committee (previously the Compensation and Benefits Committee), consisting of Bruce G. Coe, Joe B. Foster, Warren R. Haas, Lester D. Johnson, John J. Unkles, Jr. and George R. Zoffinger (Committee Chair), met three times during fiscal 1997 to oversee the performance and qualifications of senior management, and to review and make recommendations regarding the annual compensation and benefits of all elected officers of the Company and its subsidiaries.

                           REMUNERATION OF DIRECTORS

     Directors who are not officers of the Company or its subsidiaries are compensated as follows: (1) an annual retainer of $10,800; (2) a fee of $700 for each Board meeting attended; (3) a fee of $700 for each committee meeting attended, unless the committee meeting was held on the same day as a Board meeting, in which case the committee meeting fee is $500; (4) a fee of $400 for any Board or committee meeting attended via telephone conference call, and (5) an annual retainer for each committee chairperson of $5,000, except for the chairperson of the Executive Committee, who receives an annual retainer of $10,000. Directors also receive a one-time award of 200 shares and options to purchase 5,000 shares of the Company's common stock. An additional award of options to purchase 1,000 shares of the Company's common stock is made annually. Directors who are also officers of the Company or its subsidiaries do not receive additional compensation for serving on the Board. All directors are reimbursed for any out-of-pocket expenses incurred in attending Board or committee meetings.

                       REMUNERATION OF EXECUTIVE OFFICERS

            MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

     The Management Development and Compensation Committee (the "Committee") of the Board of Directors consists of six outside, non-employee directors. In addition, as Chairman and Chief Executive Officer of the Company, Mr. Downes is a non-voting, ex officio member of the Committee.

     The Committee's executive compensation philosophy is designed to attract, energize, reward and retain qualified executive personnel who will provide superior results over the long-term and enhance the Company's position in a highly competitive market. The Committee also administers awards under certain of the Company's employee benefit plans. Accordingly, the Committee reviews and makes recommendations to the Board with respect to (1) the performance of the officers of the Company and the Company's subsidiaries, (2) the compensation and other benefits of officers of the Company and the Company's subsidiaries, and
(3) benefit programs that are applicable to officers of the Company and/or its subsidiaries.

     The Committee each year has utilized a national compensation consultant (the "Consultant") to review competitive compensation levels of senior executives in the natural gas industry. Through this process, the Committee identifies the competitive compensation levels, both with respect to base salary and overall executive compensation packages, at the Company's peers. Many, but not all of the companies which compensation was reviewed for purposes of this comparison are contained in the Standard and Poor's Utilities Index used in the performance graph on page 13.

     The Committee employs this external data by comparing the results to the base salary and other compensation provided to senior Company executives. In this fashion, the Committee is able to assess and make recommendations to the Board with respect to both individual compensation levels and target performance levels under the Company's Officer Incentive Compensation Plan (the "Incentive Plan").

     Setting compensation levels for each executive officer is based upon the Committee's judgment as well as actual performance against established goals. Individual performance is measured in several specific areas, including the development and execution of annual operating plans, strategic plans, leadership qualities, ability to develop staff, change in leadership responsibilities and the individual's specific contributions to corporate objectives which have a significant and positive impact on the Company. Performance of the subsidiary companies is measured by comparing actual achievements to financial and strategic objectives in their annual operating plans. Company performance criteria is also measured yearly to ensure consistency with the corporate vision, mission and strategies. In making compensation decisions for 1997 the Committee reviewed executive accomplishments in total gas throughput, number of new customers, cost of adding a new customer, earnings, expenses, return on equity, market share, operating and net income and the Company's assumption of a leadership role in natural gas-related businesses.

     The Company has established three programs providing for direct compensation of executive officers: the Base Salary Program, the Incentive Plan and the Long-Term Incentive Compensation Plan (the "Long-Term Plan"). The structure of the total executive compensation package is such that when the Company achieves its annual business objectives, the Company's senior executives receive a level of compensation approximately equivalent to the average compensation paid to executives of the Company's peers.

     Each of these three programs is discussed in greater detail below.

BASE SALARY PROGRAM

     In setting the base salary levels of each executive officer, the Committee considers the base salaries of executive officers in comparable positions in other similarly situated natural gas companies and companies of similar size in other industries. In setting levels, the Company currently targets the 50th percentile of the relevant labor market. The Committee also considers the executive's experience level, time and placement in grade and the actual performance of the executive (in view of the Company's needs and objectives). Changes in compensation are directly dependent upon individual and Company performance. Mr. Downes' base pay of $277,000 is approximately 12% below the median compensation for comparable companies.

INCENTIVE PLAN

     Under the Incentive Plan, officers and certain key employees of the Company and New Jersey Natural Gas Company, a wholly-owned subsidiary of the Company ("NJNG"), designated by the Committee, may receive additional cash compensation based upon the Committee's thorough evaluation of the Company's performance against a series of performance objectives. The Committee believes that variable at-risk compensation, both annual and long-term, should make up a significant part of an executive's compensation and that the amount of this compensation component should increase with increasing levels of responsibility. Awards under the Incentive Plan are based upon a percentage of the base salary of each eligible Incentive Plan participant during the year. Threshold, target and maximum incentive award levels are established annually by the Committee for each award group.

     Individual awards are payable based on the executive's attainment of a portfolio of goals including earnings, development of new business, productivity, customer satisfaction and resource deployment. Incentive award levels provide payments that are at the 60th percentile of the market, which is competitive within the industry when performance results are fully achieved.

     The incentive awards to executive officers for achievements in fiscal 1997 (paid in fiscal 1998), including the $108,030 incentive award made to Mr. Downes, reflect overall results that were above target for the Company and NJNG.

LONG-TERM PLAN

     The Long-Term Plan provides for the award of stock options, (the "Stock Options"), performance units, or restricted stock (the "Restricted Stock") to designated employees. In 1997, the Committee made awards under the Long-Term Plan in the form of Restricted Stock and Stock Options for 2/3 and 1/3 of the recipients' total award value, respectively. Restricted Stock was valued at fair market value at the time of grant. The Restricted Stock will only vest upon the
(i) attainment of a schedule of performance goals related to total shareholder return as measured against a peer group and (ii) additional service beyond the point when the goal is reached. No Restricted Stock will vest if the Company does not perform in at least the top half of the peer group. Restricted Stock was granted because the Committee believes that this award type provides executives a strong incentive to create earnings that could be the foundation for the payment of dividends and as a focus on stock price appreciation. Stock Options, valued with the Black-Scholes model, were also granted with an exercise price greater than fair market value at the time of grant. This means that the price of Common Stock would need to increase before the Stock Options could be exercised for any gain. As the value of the Company's stock is generally considered the strongest indicator of overall corporate performance, awards of Stock Options, which allow the executive to benefit by appreciation in stock price at no direct cost to the Company, and the performance-based Restricted Stock, provide strong incentives to executives by relating a portion of their compensation to the future value of the Company's stock. Additionally, the use of stock-based compensation encourages individuals to act as owners/managers and is an important means of fostering a mutual interest between management and shareholders. Executives received awards under the Long-Term Plan that are calibrated to equal the 60th percentile of the competitive market if all awards vest.

OTHER

     The Company did not pay any compensation in fiscal 1997 that was not deductible by provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Section 162(m).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     With the exception of Mr. Downes, who is a non-voting, ex officio member of the Committee, no member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries, nor does any executive officer of the Company serve as an officer, director or member of a compensation committee of any entity one of whose executive officers or directors is a director of the Company.

                MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE

Bruce G. Coe       Lester D. Johnson
Joe B. Foster      John J. Unkles, Jr.
Warren R. Haas     George R. Zoffinger

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                    ANNUAL         ---------------------
                                                 COMPENSATION      RESTRICTED
                                              ------------------     STOCK                  ALL OTHER
                                               SALARY     BONUS     AWARD(S)     OPTIONS   COMPENSATION
  NAME AND PRINCIPAL POSITION         YEAR*     ($)        ($)        (#)          (#)         ($)
  ----------------------------------  -----   --------   -------   ----------    -------   ------------
  Laurence M. Downes................  1997     276,408    70,000      4,185       18,256       3,363**
  Chairman, Chief Executive Officer   1996     209,375    60,000         --       30,000       5,140
    and President                     1995     163,650    25,000         --       10,596       7,768
  Glenn C. Lockwood.................  1997     134,146    25,000      1,740        7,589       4,024**
  Senior Vice President & Chief       1996     113,342    50,000         --        8,250       3,400
    Financial Officer                 1995      86,406    15,000         --        1,056       2,592
  Joseph P. Shields.................  1997     119,146    30,000      1,227        5,350       3,588**
  Senior Vice President, Energy       1996     101,023    20,000         --        4,250       3,031
    Services, NJNG                    1995      81,721    10,000         --           --       3,739
  Oleta J. Harden...................  1997     131,825    15,147      1,365        5,952       3,955**
  Senior Vice President, General      1996     126,175    15,318         --        7,000       3,785
    Counsel & Secretary               1995     123,440    18,764         --        2,089       6,201
  Timothy C. Hearne.................  1997     125,998    18,176      1,630        7,111       3,647**
  Senior Vice President, Financial &  1996     109,473    12,030         --        5,000       1,879
    Administrative Services, NJNG     1995      99,391    15,000         --        1,246       2,891

---------------
*  For fiscal year ended September 30.

** Represents the Company's matching contributions under the Employees'
   Retirement Savings Plan (the "Savings Plan").

                       OPTION GRANTS IN 1997 FISCAL YEAR

 ----------------------------------------------------------------------------------------------------------

                                                             INDIVIDUAL GRANTS
                                                                                             POTENTIAL
                                                                                            REALIZABLE
                                                                                         VALUE AT ASSUMED
                                NUMBER OF      PERCENT OF                                 ANNUAL RATES OF
                                SECURITIES       TOTAL                                         STOCK
                                UNDERLYING      OPTIONS                                 PRICE APPRECIATION
                                 OPTIONS       GRANTED TO     EXERCISE                    FOR OPTION TERM
                                 GRANTED      EMPLOYEES IN     PRICE      EXPIRATION    -------------------
 NAME                              (#)        FISCAL YEAR     ($/SH)(1)      DATE        5% ($)    10% ($)
 -----------------------------  ----------    ------------    --------    ----------    --------   --------
 Laurence M. Downes...........    18,256          16.8%         32.00       01/29/02     111,736    294,444
 Glenn C. Lockwood............     7,589           7.0%         32.00       01/29/02      46,448    122,400
 Joseph P. Shields............     5,350           4.9%         32.00       01/29/02      32,745     86,288
 Oleta J. Harden..............     5,952           5.5%         32.00       01/29/02      36,429     95,998
 Timothy C. Hearne............     7,111           6.6%         32.00       01/29/02      43,523    114,691

---------------
(1) Represents a 7.1% premium over the fair market value on the date of grant.

                AGGREGATED OPTION EXERCISES IN 1997 FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF
                                                                                          UNEXERCISED
                                      SHARES                          NUMBER OF           IN-THE-MONEY
                                    ACQUIRED ON      VALUE       UNEXERCISED OPTIONS       OPTIONS AT
                                     EXERCISE       REALIZED     AT FISCAL YEAR-END          FISCAL
  NAME                                  (#)           ($)                (#)              YEAR-END ($)
  --------------------------------  -----------     --------

                                                                    EXERCISABLE/          EXERCISABLE/
                                                                    UNEXERCISABLE        UNEXERCISABLE
  Laurence M. Downes..............      --             --            8,687/54,036        76,185/195,944
  Glenn C. Lockwood...............      --             --            2,149/16,584         18,987/47,402
  Joseph P. Shields...............      --             --                 0/9,600              0/21,663
  Oleta J. Harden.................      --             --            4,255/14,431         37,554/47,301
  Timothy C. Hearne...............      --             --            2,341/12,970         20,665/33,212

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)            S&P UTILITIES          S&P 500           THE COMPANY
SEP-92                                     100                 100                 100
SEP-93                                     124                 113                 136
SEP-94                                     108                 117                 104
SEP-95                                     138                 152                 137
SEP-96                                     148                 183                 157
SEP-97                                     169                 256                 196

---------------
* Assumes $100 invested on September 30, 1992, in the Company stock, the S&P 500 Index and the S&P Utility Index. Cumulative total return includes reinvestment of dividends.

                                RETIREMENT PLANS

     The following table sets forth estimated annual benefits payable upon retirement (including amounts attributable to the Plan for Retirement Allowances for Non-Represented Employees (the "Plan") and any other defined benefit supplementary or excess pension award plans) in specified compensation and years of service classifications, and assumes a reduction of approximately 10% which is applied to married employees in order to provide the spouse a survivor's annuity of 50% of the employee's reduced retirement benefit:

                               PENSION PLAN TABLE

                           YEARS OF CREDITED SERVICE

COMPENSATION            10        15        20         25         30         35         40         45
--------------------  -------   -------   -------   --------   --------   --------   --------   --------
$100,000............   13,309    19,964    26,618     33,273     39,928     46,582     52,207     57,832
$125,000............   17,022    25,533    34,043     42,554     51,065     59,576     66,607     73,638
$150,000............   20,734    31,101    41,468     51,836     62,203     72,570     81,007     89,445
$175,000............   24,447    36,670    48,893     61,117     73,340     85,563     95,407    105,251
$200,000............   28,159    42,239    56,318     70,398     84,478     98,557    109,807    121,057
$225,000............   31,872    47,808    63,743     79,679     95,615    111,551    124,207    136,863
$250,000............   35,584    53,376    71,168     88,961    106,753    124,545    138,607    152,670
$275,000............   39,297    58,945    78,593     98,242    117,890    137,538    153,007    168,476
$300,000............   43,009    64,514    86,018    107,523    129,028    150,532    167,407    184,282
$325,000............   46,722    70,083    93,443    116,804    140,165    163,526    181,807    200,088

     For the five executives named in the Summary Compensation Table, compensation covered by the Plan equals their Base Salary.

     The number of years of credited service at normal retirement for the named executive officers are as follows:

                                                                         YEARS OF
            NAME                                                     CREDITED SERVICE
            -------------------------------------------------------  ----------------
            Laurence M. Downes.....................................         37
            Glenn C. Lockwood......................................         38
            Joseph P. Shields......................................         39
            Oleta J. Harden........................................         30
            Timothy C. Hearne......................................         36

     Benefits are computed on a straight life, annuity basis. The benefits listed in the above table are not subject to deduction for Social Security or other amounts.

     To the extent benefits that would otherwise be payable to an employee under the Company's ESOP II and Savings Plans exceed the specified limits on such benefits imposed by the Internal Revenue Code of 1986, as amended (the "Code"), it is the Company's plan to pay such excess benefits to the employee at the time the employee receives payment under the Plan. These excess benefit payments would be made from the general funds of the Company. As of September 30, 1997, no employee of the Company would have been entitled to payments for benefits in excess of the Code limits under this policy.

     The Company has supplemental retirement agreements ("Supplemental Retirement Agreements") with Messrs. Downes, Lockwood, Hearne and Shields and Mrs. Harden and certain other officers not named in the

Summary Compensation Table, payable over a five-year period commencing with retirement at age 65. At projected retirement, the maximum amounts currently payable to Messrs. Downes, Lockwood, Hearne and Shields and Mrs. Harden under their respective Supplemental Retirement Agreements would be $250,000, $125,000, $125,000, $125,000 and $125,000, respectively.

                         CHANGE OF CONTROL ARRANGEMENTS

     Under the Long-Term Plan, in the event of a Change of Control (as defined therein) of the Company, the Board may, among other things, accelerate the entitlement to outstanding benefits awarded thereunder.

     Pursuant to the Supplemental Retirement Agreements of Messrs. Downes, Lockwood, Hearne and Shields and Mrs. Harden, in the event of a change of control of the Company, the right to the amounts payable to each of them thereunder becomes immediately vested and such amounts are immediately payable in the event of a subsequent termination of employment for any reason. Change of Control of the Company is defined in the Supplemental Retirement Agreements as a reportable change of control under the proxy rules of the Securities and Exchange Commission, including the acquisition of a 30% beneficial voting interest in the Company, or a change in any calendar year in such number of directors as constitutes a majority of the Board of Directors, unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the year.

     The Company has entered into agreements with each of the 5 executives named in the Summary Compensation Table that provide each such executive certain rights in the event that his or her employment with the Company is terminated within three years following the occurrence of a Change of Control (i) by the Company without "Cause" (i.e., conviction of a felony, gross neglect, willful malfeasance or willful gross misconduct which has had a material adverse effect on the Company or repeated material willful violations of the executive's duties which result in material damage to the Company) or (ii) by the executive for "Good Reason" (e.g., due to a material breach of the Agreement by the Company, including, without limitation, a material adverse change in executive's position or responsibilities or a reduction of the executive's compensation). Subject to the limitation described below, upon either such termination of employment, the executive will receive three times, in the case of Mr. Downes, and two times, in all other cases, the sum of (x) his or her then annual base salary and (y) the average of his or her annual bonuses with respect to the last three calendar years ended prior to the Change of Control. The agreements further provide that, if any such executive is subject to the so-called "golden parachute" excise tax imposed under Section 4999 of the Internal Revenue Code, the Company shall make an additional payment to the executive in an amount sufficient to place the executive in the same after-tax position as if no such excise taxes had been imposed. For purposes of these agreements, a "Change of Control" generally means
(i) the acquisition by any person of beneficial ownership of securities representing 25% or more of the combined voting power of the Company's securities; (ii) within any 24-month period, the persons who were directors of the Company immediately before such period (the "Incumbent Directors") and directors whose nomination or election is approved by two-thirds of the Incumbent Directors and directors previously approved by the Incumbent Directors ceasing to constitute a majority of the Board or (iii) the stockholders of the Company approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company, as a result of which the shareholders of the Company immediately prior to such event do not hold, directly or indirectly, a majority of the Voting Power (as defined in such agreements) of the acquiring or surviving corporation.

                            APPOINTMENT OF AUDITORS

                            [ITEM (2) ON PROXY CARD]

                                     ITEM 2

     It is intended that the shares represented by the proxy holders will be voted for approval of the appointment of Deloitte & Touche LLP (unless otherwise indicated on proxy) as independent public accountants (auditors) to report to the stockholders on the financial statements of the Company for the fiscal year ending September 30, 1998. Each professional service performed by Deloitte & Touche LLP during fiscal 1997 was approved in advance or was subsequently approved and the possible effect on the auditors' independence was considered by the Audit Committee. The Audit Committee has recommended, and the Board of Directors has approved, the appointment of Deloitte & Touche LLP subject to the approval of the stockholders at the Meeting. Although submission of the appointment of independent public accountants to stockholders is not required by law, the Board of Directors, consistent with its past policy, considers it appropriate to submit the selection of auditors for stockholder approval. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented by proxy, and voted at the Meeting is required for the approval of this item. The Board has not determined what action it would take if the stockholders do not approve the selection of Deloitte & Touche LLP, but would reconsider its selection in light of the stockholders' action.

                THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR
                    THE APPOINTMENT OF DELOITTE & TOUCHE LLP

                            EXPENSES OF SOLICITATION

     All expenses of soliciting proxies, including clerical work, printing, and postage will be paid by the Company. Proxies may be solicited personally, or by mail, telephone, facsimile, or telegraph, by officers and other regular employees of the Company, but the Company will not pay any compensation for such solicitations. In addition, the Company has agreed to pay Corporate Investor Communications a fee of $6,000 plus reasonable expenses for proxy solicitation services. The Company will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses for sending material to beneficial owners and obtaining their proxies.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting must be received by the Company on or before August 30, 1998 to be considered for inclusion in the Company's Proxy Statement and for consideration at that meeting. Stockholders submitting such proposals are required to be the beneficial owners of shares of the Company's Common Stock amounting to $1,000 in market value and to have held such shares for at least one year prior to the date of submission.

                                 OTHER BUSINESS

     The Board does not know of any other business which may be brought before the Meeting. However, if any other matters should properly come before the Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

                                          By Order of the Board of Directors

                                          OLETA J. HARDEN
                                          Secretary

Dated: December 30, 1997

                              WYNDHAM GARDEN HOTEL
                           INTERNATIONAL TRADE CENTER
                 1000 International Drive, Mt. Olive, NJ 07828
                       (973) 448-1100  FAX (973) 448-1200

DIRECTIONS FROM NEW YORK CITY AREA

George Washington Bridge following signs to Route 95 South to Route 80 West. ROUTE 80 WEST TO EXIT 25 (206 NORTH -- NEWTON) AND FOLLOW SIGNS TO THE INTERNATIONAL TRADE CENTER. BEAR RIGHT OFF EXIT AND STAY RIGHT TO THE FIRST EXIT MARKED TO THE TRADE CENTER. FOLLOW INTERNATIONAL DRIVE INTO THE TRADE CENTER, THE HOTEL WILL BE ON THE LEFT.

DIRECTIONS FROM SOUTH JERSEY

Follow the Garden State Parkway or the New Jersey Turnpike North to Route 287 North. Route 287 North to Route 80 West. Route 80 West to Exit 25 and follow directions above in BOLD print.

DIRECTIONS FROM NEWARK AIRPORT

Exit Newark Airport following signs to Route 78 West. Route 78 West to Route 24 West. Route 24 West to Route 287 North. Route 287 North to Route 80 West. Route 80 West to Exit 25 and follow directions above in BOLD print.

DIRECTIONS FROM CONNECTICUT

Follow routes to the Tappen Zee Bridge to the New York Thruway North. Thruway North to Route 287 South into New Jersey. Route 287 South to Route 80 West. Route 80 West to Exit 25 and follow directions above in BOLD print.

DIRECTIONS FROM PENNSYLVANIA

Route 80 East into New Jersey to Exit 25 (Route 206 North -- Newton). Get to the right for the first exit, following the signs to the International Trade Center. Follow International Drive into the Trade Center and the hotel will be on the left.

                                                                  NJRC - PS - 98

                       NEW JERSEY RESOURCES CORPORATION
                      1415 Wyckoff Road, Wall, NJ 07719


                Solicited on behalf of the BOARD OF DIRECTORS
                 for the 1998 Annual Meeting of Stockholders


The undersigned hereby appoints Bruce G. Coe and Oleta J. Harden, each with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Stockholders of New Jersey Resources Corporation to be held at 10:30 a.m., local time, on Wednesday, January 28, 1998 at the Wyndham Garden Hotel, International Trade Center, 1000 International Drive, Mt. Olive, New Jersey 07828 and at any adjournment thereof, and thereat to vote all of the shares of stock which the undersigned would be entitled to vote, and, if applicable, hereby directs the trustee(s) of the employee benefit plan(s) shown on the reverse side of this card to vote the shares of stock allocated to the account of the undersigned.






                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                             [SEE REVERSE SIDE]

[X] Please mark votes as in this example.


Unless otherwise indicated, this proxy will be voted "FOR" all the nominees for election as directed and "FOR" the proprosals referred to herein.

1.  Election of Directors
    Nominees: Charles G. Stalon, John J. Unkles, Jr.,
              Laurence M. Downes, Joe B. Foster

                 FOR                  WITHHELD
                [   ]                  [   ]


[   ]________________________________________
      For all nominees except as noted above

                                                  FOR    AGAINST    ABSTAIN
2.  To approve the retention of Deloitte &       [   ]    [   ]      [   ]
    Touche LLP as auditors for the fiscal
    year ending September 30, 1998; and

3. To transact any other business that may properly be brought before the meeting or any adjournment or adjournments thereof.


MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [   ]


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [   ]


In case of joint owners, each owner should sign. When signing in a fiduciary or representative capacity, please give full title as such. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.



Signature: ________________ Date: _____ Signature: ________________ Date: _____